Exhibit 99.2

FOR IMMEDIATE RELEASE

March 11, 2012

INFRASTRUCTURE MATERIALS CORP. TO SELL 100% INTEREST IN NIVLOC PROPERTY

Reno, Nevada, March 11, 2013 - Infrastructure Materials Corp. (OTCBB: IFAM; TSX-V: IFM, IFM.s) (the “Company”) is pleased to announce that its wholly-owned subsidiary, Silver Reserve Corp. (“SRC”), has finalized and executed a Sale and Purchase Agreement (the “Sale Agreement”) with International Millennium Mining Inc. (“IMMI”), a wholly-owned subsidiary of International Millennium Mining Corp. (TSX-V: IMI) (“IMMC”) to sell the Company’s entire interest in the NL Extension Project (the “NL Project”) for US$425,000.

In February 2011, SRC and IMMI signed an option and joint venture agreement that was amended May 22, 2012 (together the “Option Agreements”) to sell an 85% interest in the NL Project in exchange for US$350,000 and 1,925,000 shares of IMMC’s common stock. The terms of the Option Agreements provided for payments to SRC over a five-year period with IMMI’s interest in the NL Project vesting at the end of the period. The Option Agreements also provided that, in the event that the NL Project was determined to be economically feasible based upon criteria described in the Option Agreements, SRC would be required to fund its portion of the operating budget in order to retain its 15% joint venture interest in the NL Project and to acquire a 15% interest in IMMI’s adjacent Nivloc Mine Project.

Pursuant to the terms of the Sale Agreement, upon closing IMMI will pay SRC US$425,000, the Option Agreements will be null and void and SRC will transfer 100% of its interest, right and title in the NL Project to IMMI. Payment is due at closing, which is scheduled on or before April 30, 2013. Payments to date of US$110,000 cash and 875,000 shares of IMMC made by IMMI under the terms of the Option Agreements will also be retained by the Company.

Management is very pleased with the sale of the NL Project. Mason Douglas, President and CEO of Infrastructure Materials Corp. states, “I believe that this disposition is great for the Company. Our strategy is always to realize value in our current cache of assets. In this circumstance, the NL Project has not been a primary focus for the Company. Monetizing that asset at a fair price provides an excellent opportunity for us to focus on our other projects, such as Clay Peters (Kope Scheelite).”

Infrastructure Materials Corp. is a Reno, Nevada based exploration stage company that is directing its efforts to the exploration and development, if warranted, of cement grade limestone deposits in strategic locations in the United States and precious metal properties located in Nevada.

For further information please see our public filings at www.sedar.com and www.sec.gov/edgar.shtml or contact:

Mason Douglas, President and CEO
Phone: 866-448-1073
Email: info@infrastructurematerialscorp.com
or visit our website at http://www.cementforthefuture.com or
http://www.infrastructurematerialscorp.com

Neither TSX Venture Exchange nor its Regulation Services Provider (as that term is defined in the policies of the TSX Venture Exchange) accepts responsibility for the adequacy or accuracy of this release.

FORWARD-LOOKING STATEMENTS: This news release contains certain “forward-looking statements” within the meaning of U.S. securities laws. Forward-looking statements are frequently characterized by words such as “plan,” “expect,” “project,” “intend,” ”believe,” “anticipate,” “estimate” and other similar words or statements to the effect that certain events or conditions “may”, "have" or "will" occur. This release also contains statements based upon historical records pertaining to our mineral claims that have not been verified by the Company. The term, “resource” is not a term that is recognized by SEC guidelines and does not rise to the level of certainty required by SEC guidelines. Forward-looking statements or references to historical records are based on the material in our possession, opinions and estimates of management at the date the statements are made, and are subject to a variety of risks and uncertainties and other factors that could cause actual events or results to differ materially from those stated or projected in this press release. The Company undertakes no obligation to update forward-looking statements or historical information unless specifically required by law. The reader is cautioned not to place undue reliance on forward-looking statements.